EXHIBIT 2

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree as follows:

(i) The undersigned are individually eligible to use the Schedule 13D to which this joint filing agreement (this “Agreement”) is attached and such Schedule 13D is filed on behalf of each of the undersigned; and

(ii) The undersigned are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: July 10, 2008

LEHMAN BROTHERS HOLDINGS INC.

By: /s/ Gwen J. Zeisler
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Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS INC.

By: /s/ Gwen J. Zeisler
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Name: Gwen J. Zeisler
Title:	Vice President